Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ann Parker, Director	Mike Smargiassi	Kristin Celauro
Investor Relations	Brainerd Communicators	Owen Blicksilver P.R., Inc.
605-988-1000	212-986-6667	732-264-1131
ann.parker@lodgenet.com	smarg@braincomm.com	kristin@blicksilverpr.com

Colony Syndicate Closes LodgeNet Recapitalization

Richard Nanula to serve as Chairman of the new Board and

Industry Veteran Michael Ribero Named CEO

Sioux Falls SD, March 28, 2013 — Colony Capital LLC (“Colony”), a global real estate investment firm and one of the largest investors in hospitality assets, today announced that it has led a syndicate of investors in its acquisition of LodgeNet Interactive Corporation (“LodgeNet”). This investment is concurrent with LodgeNet’s approximately $70 million recapitalization and a new $358 million long term credit facility.  The investor group has been issued new common stock representing 100% ownership of LodgeNet. This completes the Company’s emergence from Chapter 11.

Richard Nanula, Colony Principal and Chairman of Miramax, will serve as LodgeNet’s Chairman. Mr. Nanula has previously served as Chief Financial Officer of The Walt Disney Company and Amgen and President and Chief Operating Officer of Starwood Hotels and Resorts.

LodgeNet also announced the appointment of hospitality, marketing and entertainment veteran Michael Ribero as President and Chief Executive Officer.  Mr. Ribero previously served as Chief Marketing Officer at Hilton and Eastern Airlines and held executive positions at other technology-based advertising and marketing firms. He is currently on the board of the Tropicana Las Vegas Hotel and Casino.

“Mike’s substantial marketing experience in the hospitality industry and focus on execution speaks directly to the needs of our customers, and his leadership of media and technology companies will enable LodgeNet to capitalize on the many growth opportunities that lie ahead,” said Mr. Nanula.  “We are confident that the combination of LodgeNet’s new management team, the Company’s improved financial flexibility and the previously announced strategic partnership with DIRECTV will significantly benefit customers, partners, employees and all stakeholders in the months and years ahead.”

“We are refocusing LodgeNet to provide a new range of opportunities for our customers,” said Company President and CEO Michael Ribero.  “LodgeNet is committed to partnering with the hotel and healthcare industries to deliver innovative, user-friendly, value-added media and entertainment solutions.”  Mr. Ribero continued, “Together with Colony, which brings financial and operational flexibility and the new strategic partnership with DIRECTV, we will offer our customers new entertainment and connectivity options, as well as equipment financing that provides a solid foundation for growth.”

Liner Grode Stein LLP, Sullivan & Cromwell and Guggenheim Securities LLC represented Colony in this transaction. Miller Buckfire & Co. LLC, a wholly-owned subsidiary of Stifel Financial Corp., FTI Consulting, Inc. and Moorgate Securities LLC served as financial advisors to LodgeNet; Weil Gotshal & Manges LLP acted as restructuring legal counsel; and Leonard, Street and Deinard acted as corporate legal counsel to the Company. Akin Gump Strauss Hauer & Feld LLP and CDG Group, LLC acted as advisors to the agent for the term lenders.

About LodgeNet
LodgeNet Interactive is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet serves approximately 1.5 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet owns and operates businesses under the industry leading brands LodgeNet, The Hotel Networks and LodgeNet Healthcare. For more information, please visit www.LodgeNet.com.

About Colony Capital LLC

Founded in 1991 by Chairman and Chief Executive Officer Thomas J. Barrack, Jr., Colony Capital is a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies. The firm has invested $48 billion in over 19,000 assets/loans through various corporate, portfolio and complex property transactions. Colony has been one of the largest owners of hospitality assets in the world with investments in Fairmont Raffles Hotels International, Accor, Amanresorts and dozens of individual hotels globally. Colony’s investments have also included the legendary integrated resort Costa Smeralda on Sardinia, the award-winning hospitality platform sbe, the conversion of the Mayfair Hotel in New York to the luxury condo 610 Park Avenue, the Savoy Hotel Group’s five-star hotels in the UK, the five-star Stanhope Hotel in New York, The Orchid at Mauna Lani in Hawaii and the La Tour private hospital group.

Colony is also an active investor in the media and entertainment space and the firm’s portfolio currently includes Miramax, the global film and television studio with a 700-plus film library that holds some of the world’s most original and acclaimed independent films. Colony has a team of more than 250 and is headquartered in Los Angeles, with offices in New York, Boston, Scottsdale, London, Madrid, Paris, Rome, Beirut, Hong Kong, Seoul and Taipei. For more information, visit www.colonyinc.com.

#   #   #